                                                                    EXHIBIT 12

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
          Calculation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                   (amounts in millions, except for ratios)
                                  (unaudited)

                                                                                           Three Months
                                                        Year Ended December 31            Ended March 31
                                              ------------------------------------------  --------------
                                               1997   1996(b)  1995(b)  1994(b)  1993(b)   1998   1997
                                              ------------------------------------------  --------------
Earnings (losses) before income taxes          (860)     563     (311)     230      150     558    (96)

Add:

Interest on debt                              1,246    1,164    1,064      811      738     310    302
Interest portion of rentals                      62       64       47       27       23      14     14
Amortization of debt expense                     17       16       15       13       12       3      3
Distributions from and losses of less than
  50%-owned affiliates with debt not
  guaranteed by TCI (net of earnings not
  distributed of less than 50%-owned
  affiliates)                                   895      234      183      (21)      37     262     40
Minority interests in earnings (losses) of
  consolidated subsidiaries                    (128)     (43)     (18)      (7)       7     (62)     1
Preferred stock dividend requirements of
  consolidated subsidiaries (a)                  70       56       70       20       14      22     20
Dividends on Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely
  subordinated debt securities of a
  subsidiary                                    132       70       --       --       --      35     25

                                              ------------------------------------------  --------------
Earnings available for combined fixed
  charges and preferred stock dividends       1,434    2,124    1,050    1,073      981   1,142    309
                                              ------------------------------------------  --------------

Fixed charges:

Interest on debt:
TCI and consolidated subsidiaries             1,160    1,096    1,010      785      731     285    289
Less than 50%-owned affiliates with debt
  guaranteed by TCI                              15       12        9        7       --       7     --
TCI's proportionate share of interest of
  50%-owned affiliates                           71       56       45       19        7      18     13
                                              ------------------------------------------  --------------
                                              1,246    1,164    1,064      811      738     310    302

Interest portion of rentals                      62       64       47       27       23      14     14
Amortization of debt expense                     17       16       15       13       12       3      3
Preferred stock dividend requirements of
  consolidated subsidiaries (a)                  70       56       70       20       14      22     20
Dividends on Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely
  subordinated debt securities of a
  subsidiary                                    132       70       --       --       --      35     25
Preferred stock dividend requirements of
  TCI (a)                                        58       69       58       14        3      19     17
Capitalized interest                              7       13       13       16        9       1      1

                                              ------------------------------------------  --------------
Total fixed charges                           1,592    1,452    1,267      901      799     404    382
                                              ==========================================  ==============

Ratio of earnings to combined fixed charges
 and preferred stock dividends                   --     1.46       --     1.19     1.23    2.83     --

Deficiency                                     (158)      --     (217)      --       --      --    (73)

(a) Preferred Stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

(b) Amounts have been restated for the effect of the change in ownership percentages of and methods of accounting for certain investments.

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
        Calculation of Ratio of Earnings to Combined Fixed Charges and
                           Preferred Stock Dividends
                   (amounts in millions, except for ratios)
                                  (unaudited)

Fixed charges related to interest on debt of less than 50%-owned affiliates or unaffiliated persons guaranteed by TCI have not been included in fixed charges as follows:

Year ended December 31,
1997                            19
1996                             8
1995                             8
1994                             6
1993                            14


Three months ended March 31,
1998                             6
1997                             5